Therapeutic Solutions International Announces Exclusive Patent License Agreement with Subsidiary Emvolio, Inc.

Emvolio is developing products that can be used together to attack cancer at different levels,

as well as be used alone or in combination with existing therapies.

OCEANSIDE, CA--(Marketwired – June 1, 2017) - Therapeutic Solutions International, Inc., (OTC PINK: TSOI) announced today an exclusive licensing agreement with its subsidiary, Emvolio, Inc.

The overarching concept is that various concentrations of mifepristone are useful alone, or in combination with other immune stimulants, for upregulation of various components of the immune response.

In particular, the invention teaches that cancer associated molecules, including production of glucocorticoids and HPA activation, have a general suppressive activity on the immune response which blocks ability to elicit effective anticancer immunity. We have developed methods of utilizing mifepristone or its derivatives as monotherapies or combination therapies to facility effective immune response induction.

“Developing the novel immunological use of mifepristone in the area of oncology adds another weapon in the fight against cancer using the patient’s own immune system,” said Timothy Dixon, President and CEO of Therapeutic Solutions International. “Given the established safety profile and known pharmacokinetics of mifepristone, we anticipate significantly reduced risk in its clinical development as compared to novel compositions of matter.”

“Natural killer cells are a unique arm of the immune system that is capable of killing cancer cells without prior sensitization. The findings that mifepristone is capable of reducing cancer associated suppression of the natural killer cell compartment, we believe, positions mifepristone as a potentially valuable therapeutic in utilization of the immune system to kill tumors, ” said Dr. Thomas Ichim, Director of Therapeutic Solutions International and Chief Executive Officer of Emvolio.

About Therapeutic Solutions International, Inc.

The Company's corporate website is www.therapeuticsolutionsint.com. Our new products can be viewed on www.projuvenol.com and products can be ordered at www.youcanordernow.com.

About Emvolio, Inc.

The Company’s corporate website is www.emvolio.com.

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our SEC filings. To the extent that statements in this press release are not strictly historical, including statements as to product launch timing, revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future collaboration agreements, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

CONTACT INFORMATION

Therapeutic Solutions International, Inc.

ir@tsoimail.com